LIMITED POWER OF ATTORNEY - FOR SECTION 16(a) REPORTING
The undersigned, as a member of the Board of Directors of Tesla, Inc. (the "Company"), hereby constitutes and appoints the following Company employees: Dane Butswinkas, Jonathan Chang, Yun Huh, Aaron Beckman and each of them, the undersigned's true and lawful attorney-in-fact and agent
(with full power of substitution and resubstitution, each with the power to act alone for the undersigned and in the undersigned's name, place and stead) to complete, execute and submit to the SEC such Forms 3, 4 and 5 and other forms as such attorney shall in his descretion determine to be required or advisable pursuant to Section 16(a) of the Securities Exchange Act of 1934 (as ammended) and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of the undersigned's ownership, acquisition or disposition of equity securities of the Company, and to do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Company and such other person or agency as the attorney shall deem appropriate.
This Limited Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a writing delivered to the foregoing attorneys-in-fact.
This Limited Power of Attorney is executed at Redwood City, CA, as of the date set forth below.

/s/Lawrence J. Ellison
January 7, 2019